Exhibit 4.1

Execution Version

SUBSCRIPTION AGREEMENT

Eagle Bulk Shipping, Inc.

300 First Stamford Place, 5th Floor

Stamford, Connecticut 06902

Ladies and Gentlemen:

The undersigned (the “Investor”) hereby confirms its agreement with you as follows:

1.    This Subscription Agreement (this “Agreement”) is made as of the date set forth below between Eagle Bulk Shipping, Inc., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), and the Investor.

2.    The Company has authorized the sale and issuance to the Investor of up to an aggregate of 1,091,160 shares (the “Shares”) of its Common Stock, par value $0.01 per share (the “Common Stock”), for a purchase price of $18.10 per Share (the “Purchase Price”).

3.    In consideration of the Investor’s availability and willingness to purchase the Shares, the Company has authorized an availability premium of $0.85 per Share purchased by the Investor (the “Availability Premium”).

4.    This offering and sale of the Shares (the “Offering”) is being made pursuant to (1) an effective Registration Statement on Form S-3 (including the Prospectus forming a part thereof (the “Base Prospectus”), the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), (2) if applicable, certain “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Act”)), that have been or will be filed with the Commission and delivered to the Investor on or prior to the date hereof and (3) a Prospectus Supplement (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”) containing certain supplemental information regarding the Shares and terms of the Offering that will be filed with the Commission and delivered to the Investor (or made available to the Investor by the filing by the Company of an electronic version thereof with the Commission).

5.    The Company and the Investor agree that the Investor will purchase, either directly or indirectly through one or more affiliated or advised funds, from the Company and the Company will issue and sell to the Investor the aggregate number of Shares of Common Stock set forth on Schedule A hereto at the aggregate purchase price set forth on Schedule A hereto. The Shares shall be purchased pursuant to the Terms and Conditions for Purchase of Shares of Common Stock attached hereto as Annex I and incorporated herein by reference as if fully set forth herein. The Investor acknowledges that the Offering is not being underwritten.

6.    The Investor acknowledges that (i) there is no minimum offering amount and (ii) the Investor’s obligations under this Agreement, including the obligation to purchase Shares, either directly or indirectly through one or more affiliated or advised funds, are expressly not conditioned on the sale by the Company of any specified aggregate number of Shares.

7.    The settlement of the Shares purchased by the Investor shall be by delivery by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth below, or in the name of one or more funds affiliated or advised funds by the Investor, as provided to and agreed by the Company prior to Closing (as defined in Section 3.1 of Annex I hereto), and released by Computershare Trust Company, N.A., the Company’s transfer agent (the “Transfer Agent”), to the Investor at Closing.

NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES.

AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL AT CLOSING REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE NET OF THE AGGREGATE AVAILABILITY PREMIUM FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

            Bank:

            IBAN:

            Acct#:

            Acct Name:

            FFC Name:

            FFC Acct#:

IT IS THE INVESTOR’S RESPONSIBILITY TO (A) MAKE THE NECESSARY WIRE TRANSFER IN A TIMELY MANNER AND (B) ARRANGE FOR SETTLEMENT BY WAY OF DWAC IN A TIMELY MANNER. IF THE INVESTOR DOES NOT DELIVER THE AGGREGATE PURCHASE PRICE FOR THE SHARES OR DOES NOT MAKE PROPER ARRANGEMENTS FOR SETTLEMENT IN A TIMELY MANNER, THE SHARES MAY NOT BE DELIVERED AT CLOSING TO THE INVESTOR OR THE INVESTOR MAY BE EXCLUDED FROM THE CLOSING ALTOGETHER.

8.    The Investor represents that, except as set forth in Exhibit A (the “FINRA Questionnaire”) attached hereto, it is not a FINRA member or an Associated Person (as such term is defined under the FINRA Membership and Registration Rules Section 1011) as of the Closing.

9.    The Investor represents that it has received (or otherwise had made available to it by the filing by the Company of an electronic version thereof with the Commission) the Base Prospectus, dated October 17, 2019, which forms a part of the Company’s Registration Statement, the documents incorporated by reference therein and any free writing prospectus relating to this Offering (collectively, the “Disclosure Package”), prior to or in connection with the receipt of this Agreement. The Investor acknowledges that, prior to the delivery of this Agreement to the Company, the Investor will receive certain additional information regarding the Offering, including pricing information (the “Offering Information”). Such information may be provided to the Investor by any means permitted under the Act, including the Prospectus Supplement, a free writing prospectus and oral communications.

10.    No offer by the Investor to buy Shares will be accepted and no part of the Purchase Price will be delivered to the Company until the Investor has received the Offering Information and the Company has accepted such offer by countersigning a copy of this Agreement, and any such offer may be withdrawn or revoked by the Investor, without obligation or commitment of any kind, at any time prior to the Company sending (orally, in writing or by electronic mail) notice of its acceptance of such offer. An indication of interest will involve no obligation or commitment of any kind until the Investor has been delivered the Offering Information and this Agreement is accepted and countersigned by or on behalf of the Company.

11.    The Company hereby confirms that the Shares constitute “Registrable Securities” under that certain Amended and Restated Registration Rights Agreement, dated as of May 13, 2016, by and among the Company, Oaktree Capital Management, L.P. and GoldenTree Asset Management LP (and their respective affiliates).

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Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: December 18, 2020

GOLDENTREE ASSET MANAGEMENT LP,

on behalf of certain funds and accounts

for which it serves as investment manager

By:	/s/ Peter Alderman
	Name:	Peter Alderman
	Title:	Vice President

Address: 300 Park Avenue

                New York, NY 10022

Facsimile: (212) 847-3496

Agreed and Accepted

EAGLE BULK SHIPPING, INC.

By:	/s/ Frank De Costanzo
	Name:	Frank De Costanzo
	Title:	Chief Financial Officer

Signature Page to Subscription Agreement

SCHEDULE A

Number of Shares: 1,091,160

Purchase Price per Share: $18.10

Availability Premium per Share: $0.85

Aggregate Purchase Price (net of aggregate Availability Premium): $18,822,510.00

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF SHARES OF COMMON STOCK

1.    Authorization and Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the Shares.

2.    Agreement to Sell and Purchase the Shares. At the Closing (as defined in Section 3.1), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions set forth herein, the number of Shares set forth on Schedule A to the Agreement to which these Terms and Conditions for Purchase of Shares of Common Stock are attached as Annex I (“Schedule A”) for the aggregate purchase price therefor set forth on Schedule A.

3.    Closings and Delivery of the Shares and Funds.

3.1    Closing. The completion of the purchase and sale of the Shares, or a portion thereof, (the “Closing”) shall occur upon delivery of the Shares against payment therefor on or about December 22, 2020, which is the second business day following the delivery of the Offering Information to the Investor, or at such earlier date as the Company and Investors shall agree (the “Closing Date”), in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At the Closing, (a) the Company shall cause the Transfer Agent to deliver to the Investor the number of Shares set forth on Schedule A registered in the name of the Investor and (b) the aggregate Purchase Price, net of the aggregate Availability Premium, for the Shares being purchased by the Investor will be delivered by or on behalf of the Investor to the Company.

3.2    Conditions to Closing.

(a)    Conditions to the Company’s Obligations. The Company’s obligation to issue and sell the Shares to the Investor and apply the Availability Premium shall be subject to (i) the receipt by the Company of the purchase price for the Shares being purchased hereunder as set forth on Schedule A and (ii) the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.

(b)    Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Shares as set forth on Schedule A will be subject to the completion of the Offering by the Company.

(c)    Disclaimer Regarding Partial Settlement. The Investor’s obligations are expressly not conditioned on the sale by the Company of any specified aggregate number of Shares in the concurrent registered public offering being conducted by the Company.

3.3    Delivery of Funds. Delivery by Electronic Book-Entry at The Depository Trust Company. After the execution of this Agreement by the Investor and the Company, at Closing the Investor shall remit by wire transfer the amount of funds equal to the aggregate Purchase Price net of the aggregate Availability Premium for the Shares being purchased by the Investor to the account designated by the Company in the Agreement

Investor shall also furnish the Company a completed W-9 form (or, in the case of an Investor who is not a United States citizen or resident, a W-8 form).

3.4    Delivery of Shares. Delivery by Electronic Book-Entry at The Depository Trust Company. No later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a Deposit/Withdrawal at Custodian (“DWAC”) instructing Computershare Trust Company, N.A., the Company’s transfer agent, to credit such account or accounts with the Shares by means of an electronic book-entry delivery. Such DWAC shall indicate the settlement date for the deposit of the Shares, which date shall be the Closing. Simultaneously with the delivery to the Company by the Investor of the funds pursuant to Section 3.3 above, the Company shall direct its transfer agent to credit the Investor’s account or accounts with the Shares pursuant to the information contained in the DWAC.

4.    Representations, Warranties and Covenants of the Investor.

The Investor acknowledges, represents and warrants to, and agrees with, the Company that:

4.1    The Investor (a) is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and investments in comparable companies, (b) has answered all questions on the Investor Questionnaire and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date, (c) in connection with its decision to purchase the number of Shares set forth on Schedule A, has received and is relying solely upon (i) the Disclosure Package and the documents incorporated by reference therein and (ii) the Offering Information, and not any other preliminary or final prospectus pursuant to the Registration Statement and (d) the Investor it is responsible for conducting its own due diligence investigation with respect to the Company and the Offering, it is purchasing Shares in the Offering based on the results of its own due diligence investigation of the Company, it has negotiated the Offering directly with the Company and the decision to invest in the Offering will involve a significant degree of risk, including a risk of total loss of such investment.

4.2    (a) No action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares in any jurisdiction outside the United States where action for that purpose is required and (b) if the Investor is outside the United States, it will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense.

4.3    The Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as to the enforceability of any rights to indemnification or contribution that may be violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation).

4.4    The Investor understands that nothing in this Agreement, the Prospectus or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares. The Investor acknowledges that the Company is conducting a concurrent public offering of Common Stock through a syndicate of underwriters (the “Underwriters”). Investor acknowledges that the Underwriters have not made any offer, representation or warranty with respect to the Offering, and Investor has not relied, and will not rely, on any statement made by the Underwriters, orally or in writing, to the contrary.

4.5    Since the date on which the Company first contacted such Investor about the Offering, the Investor has not engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving the Company’s securities) and has not violated its obligations of confidentiality. Each Investor covenants that it will not engage in any transactions in the securities of the Company (including Short Sales) or disclose any information about the contemplated offering (other than to its advisors that are under a legal obligation of confidentiality) prior to the time that the transactions contemplated by this Agreement are publicly disclosed. Each Investor agrees that it will not use any of the Shares acquired pursuant to this Agreement to cover any short position in the Common Stock if doing so would be in violation of applicable securities laws. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

5.    Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor.

6.    Notices. All notices, requests, consents and other communications hereunder will be in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by facsimile, upon electric confirmation of receipt and will be delivered and addressed as follows:

(a)	if to the Company, to:

Eagle Bulk Shipping, Inc.

300 First Stamford Place, 5th Floor

Stamford, Connecticut 06902

Attention: Frank De Costanzo, Chief Financial Officer

Email: fdecostanzo@eagleships.com

with copies to:

Akin Gump Strauss Hauer & Feld LLP

2001 K Street N.W.

Washington, DC 20006

Attention: Alan J. Feld

Email: ajfeld@akingump.com

(b)    if to the Investor, at its address on the signature page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

7.    Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

8.    Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

9.    Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

10.    Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

11.    Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The Company and the Investor acknowledge and agree that the Company shall deliver its counterpart to the Investor along with the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission).

12.    Confirmation of Sale. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Agreement, together with the Prospectus Supplement (or the filing by the Company of an electronic version thereof with the Commission), shall constitute written confirmation of the Company’s sale of Shares to such Investor.

13.    Press Release. The Company and the Investor agree that the Company shall issue a press release announcing the pricing of the Offering and disclosing all material terms and conditions of the Offering prior to the opening of the financial markets in New York City on the business day after the date hereof at the latest.

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